[SEAL APPEARS HERE] SCC607/807 COMMONWEALTH OF VIRGINIA (10/01) STATE CORPORATION COMMISSION
GUIDE FOR ARTICLES OF CORRECTION ARTICLES OF CORRECTION OF Delmarva Power & Light Corporation

            The undersigned corporation, as authorized by its Board of Directors and pursuant to Section 13.1-607 (if a stock corporation) of the Code of Virginia, hereby executes the following articles and sets forth:

ONE
The name of the corporation is Delmarva Power & Light Corporation.
TWO
The articles to be corrected are the Restated Certificate and Articles of Incorporation, which became effective on August 8, 2002
THREE

            The aforesaid articles contain the following incorrect statement, The name of this Corporation is "DELMARVA POWER & LIGHT CORPORATION". This incorrect statement is found in the Article First of the articles, and is corrected by inserting in lieu of such statement the following:

The name of this Corporation is "DELMARVA POWER & LIGHT COMPANY"

            The undersigned Joseph M. Rigby declares that the facts herein stated are true as of August 16, 2002.

Delmarva Power & Light Company By: /s/ Joseph M. Rigby Name: Joseph M. Rigby Title: President